Exhibit 2


                          Supplemental Company Notice

Date: May 31, 2001

From: Ingram Micro Inc., as Issuer

To: Participants, for communication to beneficial owners of Ingram Micro Inc. Zero Coupon Convertible Senior Debentures due 2018

Re: CUSIP Numbers 457153 AA 2 and 457153 AB 0 - Ingram Micro Inc. Zero Coupon Convertible Senior Debentures due 2018 - Extension

Ingram Micro Inc. (the "Company") today extended the time by which holders of its outstanding Zero Coupon Convertible Senior Debentures due 2018 (the "Debentures") may elect to have their Debentures purchased by the Company, from the close of business on Friday, June 8, 2001, to 12:00 midnight on Friday, June 8, 2001.

The Debentures shall be purchased subsequent to delivery of a written Purchase Notice (a form of which is attached to the Company Notice previously delivered to holders of the Debentures) to the Paying Agent (via DTC) by 12:00 midnight on Friday, June 8, 2001. Any holder has the right at any time prior to 12:00 midnight on Friday, June 8, 2001 to withdraw such Purchase Notice by delivery of a written notice of withdrawal to the Paying Agent (via DTC).

The indenture pursuant to which the Debentures were issued provides that holders will not receive payment for their Debentures until promptly following the later of the purchase date (June 11, 2001) or the delivery of the Debentures to the Paying Agent. Subject to the foregoing, under the indenture, upon delivery of a Purchase Notice to the Paying Agent prior to 12:00 midnight on Friday, June 8, 2001 (that is not withdrawn), a holder will be entitled to receive payment for his, her or its Debentures upon delivery of the Debentures to the Paying Agent.

Participants should communicate the extension of the offer to beneficial owners of the Debentures immediately. Participants may contact the Paying Agent to request copies of this Supplemental Company Notice, which the Paying Agent will deliver free of charge. The name and address of the Paying Agent are set forth below. The Company has agreed to reimburse each participant promptly upon request for its reasonable expenses in forwarding the Company Notice and Supplemental Company Notice to beneficial owners.

ALTHOUGH BANK ONE, NA IS PAYING AGENT AND TRUSTEE WITH RESPECT TO THE DEBENTURES, ALL DELIVERY OF DEBENTURES AND/OR PURCHASE NOTICES MUST BE PROCESSED THROUGH THE DEPOSITORY TRUST COMPANY ("DTC"), NEW YORK CITY. A NOMINEE OF DTC IS THE REGISTERED HOLDER OF ALL OF THE DEBENTURES.

Paying Agent:     Bank One, NA
                  Corporate Trust - Suite IL 1-0124
                  1 Bank One Plaza
                  Chicago, IL 60670